Exhibit 99.1

For Immediate Release

CRESCENT ANNOUNCES FIRST QUARTER 2004 RESULTS

FORT WORTH, TEXAS, May 6, 2004—Crescent Real Estate Equities Company (NYSE:CEI) today announced results for the first quarter 2004. Funds from operations before impairment charges related to real estate assets-diluted (“FFO”) for the three months ended March 31, 2004 was $27.5 million, or $.23 per share and equivalent unit. These compare to FFO of $41.4 million or $.35 per share and equivalent unit, for the three months ended March 31, 2003. Funds from operations is a supplemental non-GAAP financial measurement used in the real estate industry to measure and compare the operating performance of real estate companies, although these companies may calculate funds from operations in different ways. Crescent reports FFO before taking into account impairment charges required by GAAP which are related to its real estate assets. A reconciliation of Crescent’s FFO before and after such impairments to GAAP net income is included in the Company’s financial statements accompanying this press release and in the First Quarter 2004 Supplemental Operating and Financial Data located on the Company’s website.

Net loss available to common shareholders for the three months ended March 31, 2004 was ($18.6) million, or ($.19) per share (diluted). This compares to net a loss of ($19.3) million, or ($.19) per share (diluted), for the three months ended March 31, 2003.

According to John C. Goff, Vice Chairman and Chief Executive Officer, “Our first quarter FFO of $.23 per share was above our expectations of $.20 to $.22 per share due primarily to timing of residential activity. We continue to see 2004 as a year of stabilization during which we are positioning our office portfolio for improving market fundamentals. While job growth numbers are making better headlines these days for the nation as well as in our markets, we believe it will take several quarters for this trend to have a meaningful impact on office demand.”

On April 16, 2004, Crescent announced that its Board of Trust Managers had declared cash dividends of $.375 per share for Common, $.421875 per share for Series A Convertible Preferred, and $.59375 per share for Series B Redeemable Preferred. The dividends are payable May 14, 2004, to shareholders of record on April 30, 2004.

BUSINESS SECTOR REVIEW

Office Sector (66% of Gross Book Value of Real Estate Assets as of March 31, 2004)

Operating Results
Office property same-store net operating income (“NOI”) declined 3.6% for the three months ended March 31, 2004 from the same period in 2003 for the 26.1 million square feet of office property space owned during both periods, excluding properties held for sale. Average occupancy for these same-store properties for the three months ended March 31, 2004 was 85.8% compared to 86.0% for the same period in 2003. Crescent’s overall office portfolio, excluding properties held for sale, was 88.0% leased and 86.4% occupied as of March 31, 2004. During the three months ended March 31, 2004 and 2003, Crescent received $1.3 million and $2.0 million, respectively, of lease termination fees. Crescent’s policy is to exclude lease termination fees from its same-store NOI calculation.

The Company leased 1.3 million net rentable square feet during the three months ended March 31, 2004, of which 657,000 square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) decreased 16.2% from the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $1.69 per square foot per year and leasing costs were $0.88 per square foot per year.

Denny Alberts, President and Chief Operating Officer, commented, “As expected, our total office occupancy, excluding properties held for sale, has remained relatively constant, improving slightly from 86.1% at the end of last year to 86.4% at the end of the first quarter of this year. The decline in the weighted average full-service rental rate that we saw this quarter was largely driven by two renewals in the Austin and Denver markets. If we exclude these leases, the overall weighted average full service rental rate decline for renewed and re-leased leases would have been in line with the 10% decline in 2003.

As of the beginning of 2004, we had 5.4 million gross square feet of leases scheduled to expire. To date, 82% of that expiring space has been addressed — 74% by signed leases and 8% by leases in negotiation. For the signed leases that are scheduled to commence during the remainder of this year, we are expecting a 3% to 5% decline in the weighted average full service rental rate.”

Acquisitions
During the first quarter, Crescent completed the intended acquisition of the Hughes Center office portfolio in Las Vegas, acquiring the five remaining office properties and seven leased restaurant parcels. With these acquisitions, the Company has acquired seven office properties totaling 1.0 million square feet and nine leased restaurant parcels for a gross purchase price of $214 million, $119 million of which was paid in cash and $95 million in net assumed debt. On March 1, 2004, Crescent also acquired two undeveloped land parcels within the Hughes Center for $10 million, of which approximately $2 million was paid in cash and approximately $8 million was financed.

On March 31, 2004, Crescent entered the Orange County, California office market by acquiring Dupont Centre, a 250,000 square-foot Class A office property located in the John Wayne Airport submarket, for approximately $54 million.

Dispositions
On April 13, 2004, Crescent sold Liberty Plaza, a 219,000 square-foot Class A office property located in North Dallas. The sale generated net proceeds to Crescent of approximately $11 million which were used to pay down the Company’s revolving credit facility.

On March 23, 2004, Crescent sold 1800 West Loop South, a 400,000 square-foot Class A office property located in the West Loop/Galleria submarket in Houston. The sale generated net proceeds of $28 million to Crescent, which were used to pay down the Company’s revolving credit facility.

Resort and Residential Development Sector (23% of Gross Book Value of Real Estate Assets as of March 31, 2004)

Destination Resort Properties
Same-store NOI for Crescent’s five resort properties declined 4% for the three months ended March 31, 2004 from the same period in 2003. The average daily rate increased 4% and revenue per available room remained flat for the three months ended March 31, 2004 compared to the same period in 2003. Weighted average occupancy was 69% for the three months ended March 31, 2004 compared to 71% for the three months ended March 31, 2003.

On April 21, 2004, Crescent entered into agreements with the Ritz-Carlton Hotel Company, L.L.C. to develop the first Ritz-Carlton hotel and condominium project in Texas, with development to commence upon reaching an acceptable level of pre-sales for the residences. The site for the project is a 3.4-acre Crescent-owned land parcel located adjacent to The Crescent® office, retail and hotel complex in Dallas. The proposed 21-story Ritz-Carlton, Dallas, would include approximately 216 hotel rooms and 70 residences. Ground breaking is currently targeted for the first quarter of 2005. Consistent with its other development projects, Crescent will consider bringing in a joint-venture partner.

Upscale Residential Development Properties
Crescent’s overall residential investment generated $6.2 million in FFO for the three months ended March 31, 2004. This compares to $5.3 million in FFO generated for the three months ended March 31, 2003.

Investment Sector (11% of Gross Book Value of Real Estate Assets as of March 31, 2004)

Business-Class Hotel Properties
Same-store NOI for Crescent’s four business-class hotel properties decreased 26% for the three months ended March 31, 2004 from the same period in 2003. The average daily rate decreased 1% and revenue per available room decreased 13% for the three months ended March 31, 2004 compared to the same period in 2003. Weighted average occupancy was 67% for the three months ended March 31, 2004 compared to 75% for the three months ended March 31, 2003. The decline in NOI is primarily due to changes in business patterns, which resulted in lower revenues to offset fixed expenses.

Temperature-Controlled Properties Investment
Crescent’s investment in temperature-controlled properties generated $4.9 million in FFO for the three months ended March 31, 2004. This compares to $7.0 million of FFO generated for the three months ended March 31, 2003. The decline in FFO is primarily due to an increase in interest expense associated with the Morgan Stanley financing completed in February 2004 and a decrease in rental payments received impacted by tenant start-up costs associated with preparing warehouses for new customer business.

BALANCE SHEET REVIEW

Equity Issuance
On January 15, 2004, Crescent issued 3.4 million additional shares of its 6.75% Series A convertible cumulative preferred shares in a public offering. The shares were issued at $21.98 per share, resulting in a current yield of 7.68%, excluding dividends accrued on the shares up to the issuance date. Net proceeds to Crescent totaled $71 million.

Financing
On February 5, 2004, Crescent and Vornado Realty Trust announced that AmeriCold Realty Corporation, the entity through which Crescent and Vornado hold their 40% and 60% interests, respectively, in the temperature-controlled properties, completed a $254 million mortgage financing with Morgan Stanley Mortgage Capital Inc. that is secured by 21 of its owned and 7 of its leased temperature-controlled properties. The five-year loan bears interest at LIBOR plus 295 (with a LIBOR floor of 1.5% with respect to $54 million of the loan) and requires principal payments of $5 million annually. As a result of the financing, Crescent received a $90 million distribution from the partnership.

EARNINGS OUTLOOK

Crescent addresses earnings guidance in its earnings conference calls and provides documentation of its quarterly supplemental operating and financial data reports. Refer to the following paragraphs for details about accessing today’s conference call, presentation, and supplemental operating and financial data report.

CHANGES IN STATISTICAL REPORTING METHODS

Beginning in the first quarter of 2004, the Company implemented two changes in office segment statistical reporting methods. First, to more appropriately reflect occupancy trends in continuing operations, the Company now excludes properties held for sale from occupancy and same-store statistics as noted. In addition, the Company’s same-store statistics now include 100% of operations for all consolidated and unconsolidated joint-venture properties, rather than its prorata share of joint-venture properties as in previous disclosures.

SUPPLEMENTAL OPERATING AND FINANCIAL DATA

Crescent’s first quarter supplemental operating and financial data report is available on the Company’s website (www.crescent.com) in the investor relations section. To request a hard copy, please call the Company’s investor relations department at (817) 321-2180.

CONFERENCE CALL, WEBCAST AND PRESENTATION

The Company will also host a conference call and audio webcast, both open to the general public, at 10:00 A.M. Central Time on Thursday, May 6, 2004, to discuss the first quarter results and provide a Company update. To participate in the conference call, please dial (800) 818-4442 domestically or (706) 679-3110 internationally, or you may access the audio webcast on the Company’s website (www.crescent.com) in the investor relations section. A replay of the conference call will be available through May 12, 2004, by dialing (800) 642-1687 domestically or (706) 645-9291 internationally with a passcode of 886279.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally characterized by terms such as “believe”, “expect”, “anticipate” and “may”.

Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements.

The following factors might cause such a difference:

•	The Company’s ability, at its office properties, to timely lease unoccupied square footage and timely re-lease occupied square footage upon expiration on favorable terms, which continue to be adversely affected by existing real estate conditions (including vacancy rates in particular markets, decreased rental rates and competition from other properties) and may also be adversely affected by general economic downturns;

•	The continuation of relatively high vacancy rates and reduced rental rates in the Company’s office portfolio as a result of conditions within the Company’s principal markets;

•	Adverse changes in the financial condition of existing tenants, in particular El Paso Energy and its affiliates which comprise 4.6% of the Company’s annualized office revenues;

•	Further deterioration in the resort/business-class hotel markets or in the market for residential land or luxury residences, including single-family homes, townhomes and condominiums, or in the economy generally;

•	Financing risks, such as the Company’s ability to generate revenue sufficient to service and repay existing or additional debt, increases in debt service associated with increased debt and with variable-rate debt, the Company’s ability to meet financial and other covenants and the Company’s ability to consummate financings and refinancings on favorable terms and within any applicable time frames;

•	The ability of the Company to reinvest available funds at anticipated returns and within anticipated time frames and the ability of the Company to consummate anticipated office acquisitions and investment land and other dispositions on favorable terms and within anticipated time frames;

•	Further or continued adverse conditions in the temperature-controlled logistics business (including both industry-specific conditions and a general downturn in the economy) which may further jeopardize the ability of the tenant to pay all current and deferred rent due;

•	The inability of Crescent to complete the distribution to its shareholders of the shares of a new entity to purchase the AmeriCold tenant interest from COPI;

•	The concentration of a significant percentage of the Company’s assets in Texas;

•	The existence of complex regulations relating to the Company’s status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and

•	Other risks detailed from time to time in the Company’s filings with the SEC.

Given these uncertainties, readers are cautioned not to place undue reliance on such statements. The Company is not obligated to update these forward-looking statements to reflect any future events or circumstances.

ABOUT THE COMPANY

Celebrating its tenth year, Crescent Real Estate Equities Company (NYSE: CEI) is one of the largest publicly held real estate investment trusts in the nation. Through its subsidiaries and joint ventures, Crescent owns and manages a portfolio of more than 75 premier office buildings totaling more than 30 million square feet primarily located in the Southwestern United States, with major concentrations in Dallas, Houston, Austin, Denver, Miami and Las Vegas. In addition, Crescent has investments in world-class resorts and spas and upscale residential developments. For more information, visit the Company’s website at http://www.crescent.com.

FOR MORE INFORMATION

Jane E. Mody, Executive Vice President, Capital Markets, (817) 321-1086
Keira B. Moody, Vice President, Investor Relations and Corporate Communications, (817) 321-1412